Exhibit 99.1

PharmaFrontiers Corp. Names Brooks Boveroux to Board of Directors

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Oct. 18, 2005--PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, announced that Brooks Boveroux has been elected to serve as a member of its board of directors. He will also join PharmaFrontiers' audit committee. Mr. Boveroux, age 62, has held the post of vice president of finance for several prominent biotechnology companies including Biogen, Inc., ImClone Systems, Inc. and The Liposome Company, Inc. His career spans over two decades of senior level financial positions of both public and private companies in the health care industry and his last position was chief financial officer of Imcor Pharmaceutical Co., a specialty pharmaceutical company, from which he retired in 2004.
    David McWilliams, chief executive officer of PharmaFrontiers Corp., commented, "We are pleased to have Mr. Boveroux join our board of directors. His broad experience in finance and background in health care and pharmaceutical organizations will add significant value and insight to the board."
    Mr. Boveroux received a Bachelor of Arts in English Literature from Hamilton College and a Masters of Business Administration in Finance from the Wharton Graduate Division, University of Pennsylvania.

    About PharmaFrontiers Corp.

    PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as cardiac and pancreatic conditions and Multiple Sclerosis. PharmaFrontiers owns patented and proprietary individualized cell therapies that are in FDA Phase I/II human dose ranging clinical trials to evaluate their safety and effectiveness in treating MS. The company also holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood.

    Safe Harbor Statement

    This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives and obtain patent protection for its discoveries that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: PharmaFrontiers Corp.
             C. William Rouse, 281-775-0608
             brouse@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             Bruce Voss, 310-691-7100
             bvoss@lhai.com
             or
             Media Relations Contact:
             Lippert/Heilshorn & Associates
             Mark Stuart, 310-691-7100
             mstuart@lhai.com